Exhibit 10.1

October 7, 2008

Mr. Michael F. Koehler

Teradata Corporation

11695 Johns Creek Parkway

Johns Creek, GA 30097

Dear Mike:

This letter amends the letter agreement between you and Teradata Corporation (“Teradata” or the “Company”) dated August 3, 2007 (the “Agreement”). As we have discussed, the amendments set forth below are necessary in order for the Agreement to comply with the new tax rules imposed under Section 409A of the Internal Revenue Code of 1986, as amended.

1.	The section of the Agreement entitled “Severance Benefits” is hereby superseded and replaced in its entirety as set forth below:

“Severance Benefits – In the event of your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code (“Code”)) due to termination by the Company without Cause (as defined in the Change in Control Severance Plan as of the Start Date) or your resignation for Good Reason (as defined in the Change in Control Severance Plan as of the Start Date but subject to the final sentence of this paragraph) prior to a Change in Control of the Company, you will be entitled to receive the following:

(i)	A cash severance payment equal to one and one half (1.5) times your annual base salary and Target MIP (the “Severance Benefit”), payable in a lump sum within 30 days after the first business day that is more than six months after the date of your “separation from service” (within the meaning of Section 409A of the Code), together with interest from the date of separation from service at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of your separation from service (or, if you die during such six-month period, within 60 days after your death).

(ii)	An annual incentive under the MIP, based on the achievement of applicable annual performance targets based on your incentive target percentage level pursuant to the MIP for the year of your termination, and taking into account any discretionary downward adjustments applicable to all senior executives in the plan who did not terminate employment, pro-rated based on the number of days you are employed during the year of the termination of employment, (the “Pro-Rated MIP”). The Pro-Rated MIP shall be paid at the same time that payments are made to other participants in the MIP for that year and shall be in lieu of any annual incentive that you would have otherwise been entitled to receive under the terms of the MIP for the year of termination.

(iii)	During the 18-month period following your separation from service (if you are not otherwise employed during such period and covered under the group medical plan provision to employees of such subsequent employer), the Company agrees, if you so elect, that the Company will continue your (including your dependents) medical benefits under COBRA to the same extent as during your employment, with your COBRA premium paid by the Company.

Notwithstanding the foregoing, the Severance Benefit and Pro-Rated MIP will only be paid to you if you execute a release of claims substantially in the form attached as Exhibit A hereto after your separation from service, with such changes as are necessary or appropriate to account for changes in law or regulation (the “Release”), and the Release has become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) within 55 days following your separation from service. In order to invoke a termination for Good Reason, you must provide written notice to the Company of the existence of one or more of the conditions described in the definition of Good Reason within 90 days following the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, you must terminate employment, if at all, within 30 days following the Cure Period in order to terminate employment for Good Reason.”

2.	The section of the Agreement entitled “Arbitration” is amended by adding the following at the end of the sixth sentence of that section:

“at any time from the Start Date through your remaining lifetime (or, if longer, through the 20th anniversary of the Start Date). To the extent that the reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses is considered “deferred compensation” within the meaning of Section 409A of the Code, then the reimbursement must be paid as soon as reasonably practicable after, but in any event not later than the end of the calendar year in which, you are declared the prevailing party. The amount of such attorneys’ fees and expenses and arbitration expenses that Teradata is obligated to pay in any given calendar year shall not affect the attorneys’ fees and expenses and arbitration expenses that Teradata is obligated to pay in any other calendar year, and your right to have Teradata pay such attorneys’ fees and expenses and arbitration expenses may not be liquidated or exchanged for any other benefit.”

3.	A new section entitled “Section 409A” is added to the end of the Agreement as follows:

“Section 409A - Notwithstanding the foregoing provisions of this Agreement, if you are a “specified employee,” as determined under Teradata’s policy for identifying specified employees on the date of termination, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A of the Code and that would otherwise be paid or provided during the first six months following such separation from service shall be accumulated through and paid or provided (together with interest from the date of termination at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination), on the first business day that is more than six months following your separation from service (or, if you die during such six-month period, within 30 days after your death).

4.	Except as explicitly set forth herein, the Agreement will remain in full force and effect.

Please indicate your acceptance of the amendment to the Agreement by signing below and returning a copy to me.

Sincerely,

TERADATA CORPORATION

By:	/s/ James M. Ringler

Agreed and Accepted

This 7th day of October, 2008

/s/ Michael F. Koehler

Michael F. Koehler

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